Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/25/2017	Investors: Mike Flores, 630-623-3519
Media: Terri Hickey, 630-623-5593
McDONALD'S REPORTS FIRST QUARTER 2017 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2017.
“Our efforts to build a better McDonald’s are yielding meaningful results with continued positive momentum and a strong start to 2017 that includes positive comparable sales across all segments, higher global guest counts and enhanced profitability,” said McDonald’s President and Chief Executive Officer Steve Easterbrook. “There’s a sense of urgency across the business as we take actions to retain existing customers, regain lapsed customers and convert casual customers to committed customers. We're continuing to build a more personalized and enjoyable visit, which delights customers with the taste and quality of our food and offers the highest level of convenience, in order to gain traffic in an increasingly competitive industry and deliver profitable growth for our System and shareholders.”
First quarter highlights:

•	Global comparable sales increased 4.0%, reflecting positive comparable sales in all segments while up against an extra day in 2016 due to leap year

•	Consolidated revenues decreased 4% (3% in constant currencies), due to the impact of refranchising

•	Consolidated operating income increased 14% (16% in constant currencies)

•	Diluted earnings per share of $1.47 increased 18% (19% in constant currencies)

•	Returned $1.6 billion to shareholders through share repurchases and dividends, in connection with our target to return between $22 and $24 billion to shareholders for the three-year period ending 2019
In the U.S., first quarter comparable sales increased 1.7%, building upon strong prior year results that benefited from the launch of All Day Breakfast. The U.S. continues to strengthen its foundation as it executes strategic menu, value and convenience initiatives, with first quarter performance benefiting from the expansion of All Day Breakfast offerings, along with the Big Mac and beverage value promotions. Operating income for the quarter increased 13%, reflecting savings from the Company's recent G&A and refranchising initiatives, a gain from the strategic sale of a restaurant property and higher franchised margin dollars. The U.S. continues to focus its efforts on driving guest count growth.
Comparable sales for the International Lead segment increased 2.8% for the quarter, primarily driven by continued momentum in the U.K. and Canada's successful launch of All Day Breakfast. The segment’s operating income increased 2% (6% in constant currencies), fueled by sales-driven improvements in franchised margin dollars across most markets.
In the High Growth segment, first quarter comparable sales increased 3.8%, led by strong performance in China and positive results across the entire segment. The segment’s operating income rose 36% (38% in constant currencies), with about half of the increase resulting from lower depreciation expense due to the accounting treatment of the pending sale of the China and Hong Kong businesses. Results also benefited from prior year VAT reform in China.
In the Foundational Markets & Corporate segment, first quarter comparable sales rose 10.7% and operating income increased significantly, led by very strong performance in Japan as well as strong results across the segment's other geographic regions.
Steve Easterbrook concluded, “Today, we’re harnessing the strong execution of our fundamental business drivers, a sharp focus on our customers, the benefits of right-sizing our organization and the contributions of the talented franchisees, suppliers and employees to seize the opportunities before us. We’re challenging ourselves to identify and pursue initiatives that can bring the biggest benefit to the most customers in the shortest possible time. I’m confident that we’re on the right path and well-positioned to unlock incremental growth and deliver against our Velocity Growth Plan for 2017 and beyond.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

Quarters Ended March 31,	2017	2016	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,675.9	$5,903.9	(4)%	(3)%
Operating income	2,034.0	1,780.3	14	16
Net income	1,214.8	1,124.8	8	10
Earnings per share-diluted	$1.47	$1.25	18%	19%
Results for the quarter benefited from stronger operating performance and G&A savings across all segments, a gain from the strategic sale of a restaurant property in the U.S. and improved performance in Japan. The quarter also benefited from lower depreciation expense, primarily in China and Hong Kong, that in accordance with accounting rules, met Held for Sale criteria and ceased recording depreciation.
Foreign currency translation had a negative impact of $0.02 on diluted earnings per share for the quarter.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2017.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on April 25, 2017. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
McDonald's Annual Shareholders' Meeting will be webcast live on May 24, 2017 at 8:30 a.m. (Central Time) on www.investor.mcdonalds.com. An archived replay of the meeting will be available for a limited time.
Steve Easterbrook, President and Chief Executive Officer, and Kevin Ozan, Chief Financial Officer, will participate in Bernstein's Strategic Decisions Conference at 8:00 a.m. (Eastern Time) on May 31, 2017. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
Kevin Ozan will participate in the RBC Consumer & Retail Conference at 8:00 a.m. (Eastern Time) on June 1, 2017. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s plans to release second quarter results before the market opens on July 25, 2017 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations in over 100 countries. Approximately 85% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on April 25, 2017. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2017	2016	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$3,411.9	$3,753.5	$(341.6)	(9)%
Revenues from franchised restaurants	2,264.0	2,150.4	113.6	5

TOTAL REVENUES	5,675.9	5,903.9	(228.0)	(4)

Operating costs and expenses
Company-operated restaurant expenses	2,816.4	3,175.3	(358.9)	(11)
Franchised restaurants-occupancy expenses	430.1	415.1	15.0	4
Selling, general & administrative expenses	521.3	578.0	(56.7)	(10)
Other operating (income) expense, net	(125.9)	(44.8)	(81.1)	n/m
Total operating costs and expenses	3,641.9	4,123.6	(481.7)	(12)

OPERATING INCOME	2,034.0	1,780.3	253.7	14

Interest expense	218.6	218.3	0.3	0
Nonoperating (income) expense, net	7.9	(14.4)	22.3	n/m

Income before provision for income taxes	1,807.5	1,576.4	231.1	15
Provision for income taxes	592.7	451.6	141.1	31

NET INCOME	$1,214.8	$1,124.8	$90.0	8%

EARNINGS PER SHARE-DILUTED	$1.47	$1.25	$0.22	18%

Weighted average shares outstanding-diluted	825.2	896.3	(71.1)	(8)%
n/m Not meaningful

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